EXHIBIT 99.1
RALPH LAUREN REPORTS BETTER THAN EXPECTED SECOND QUARTER FISCAL 2026 RESULTS AND RAISES FULL YEAR OUTLOOK
•Second Quarter Revenue Increased 17% on a Reported Basis and 14% in Constant Currency, Exceeding Expectations, with Double-Digit Growth in All Geographies
•Global Direct-to-Consumer Comparable Store Sales Grew 13%, Driven by Broad-Based Performance Across Regions and Channels
•Adjusted Gross and Operating Margin Expansion Were Both Ahead of Outlook, Supported by Strong Full-Price Demand and Expense Leverage
•Maintained Healthy Balance Sheet Positioning with $1.6 Billion in Cash and Short-Term Investments and Inventories Well-Positioned to Global Demand
•Returned Approximately $420 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock This Fiscal Year-to-Date
•Raised Full Year Fiscal 2026 Constant Currency Revenue and Adjusted Operating Margin Expansion Outlook, Reflecting Stronger than Anticipated First Half Performance and Continued Caution on the Global Operating Environment in the Second Half of the Fiscal Year
NEW YORK -- (BUSINESS WIRE) -- November 6, 2025 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $3.32, up 44% to prior year on a reported basis and $3.79, up 49% on an adjusted basis, excluding restructuring-related and other net charges, for the second quarter of Fiscal 2026. This compared to earnings per diluted share of $2.31 on a reported basis and $2.54 on an adjusted basis, excluding restructuring-related and other net charges for the second quarter of Fiscal 2025.

"For more than 58 years, we have inspired authentic, timeless style, reflecting the easy sophistication of a life well-lived," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "From the streets of Tokyo and Paris to the intimacy of our runway show in our New York City design studio, we are inviting more people than ever to step into their dream of a better life."

"We are off to a strong start in the execution of our Next Great Chapter: Drive strategic plan introduced at our Investor Day in September, with second quarter performance outpacing our expectations across geographies, channels and consumer segments," said Patrice Louvet, President and Chief Executive Officer. "Our iconic brand and timeless products continue to resonate with consumers around the world, across generations and cultures, and we are reinforcing our inclusive luxury lifestyle position with disciplined investments to drive sustainable long-term growth and value creation well beyond this fiscal year."

Mr. Louvet continued, "As we continue to navigate a highly dynamic global operating environment with agility, we are encouraged by our brand's continued momentum through the start of the important Fall/Holiday season, enabling us to once again raise our Fiscal 2026 outlook."

Key Achievements in Second Quarter Fiscal 2026
We delivered the following highlights across our strategic priorities in the second quarter of Fiscal 2026:
•Elevate and Energize Our Lifestyle Brand
◦Drove continued momentum in new customer acquisition and loyalty with 1.5 million new consumers in our direct-to-consumer businesses, strengthening brand consideration, purchase intent, and luxury perception, and 67 million social media followers, a high-single digit increase to last year
◦Drove powerful, authentic consumer engagement through our always-on approach to brand activations in the second quarter, notably: our iconic sponsorships across the world of sports including Wimbledon, the U.S. Open Tennis Championships and Ryder Cup; our Spring 2026 Women's Collection fashion show in New York; our immersive experience at the Goodwood Revival motorsport event in England; and celebrity style-defining moments, including the engagement of Taylor Swift and Travis Kelce and the wedding of Selena Gomez and Benny Blanco
•Drive the Core and Expand for More
◦Drove continued momentum in our Core business, up mid-teens, along with our high-potential categories (Women's Apparel, Outerwear, and Handbags), which increased strong double-digits to last year and outpaced total Company growth
◦Product highlights this quarter included our Polo Ralph Lauren for Oak Bluffs limited-edition collection in partnership with Morehouse and Spelman Colleges; our new Ralph's Club New York fragrance and campaign featuring Usher; and the launch of our innovative new AI-powered styling tool, Ask Ralph
◦Increased average unit retail ("AUR") by 12% across our direct-to-consumer network in the second quarter, above expectations, reflecting our continued elevation, strong full-price selling trends and lower than planned promotions
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, revenues were driven by double-digit growth across every region, led by Asia and Europe, and accelerated 13% growth in North America. China revenue increased more than 30% to last year, similar to first quarter trend
◦Continued to expand and scale our key city ecosystems with the opening of 38 new owned and partnered stores in the second quarter and the purchase of our Newbury Street store in Boston. Key store openings during the period included: Munich, Germany; Plano, Texas; Hangzhou, China; and Nagoya, Japan
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our engaged and empowered teams; industry-leading, agile operations; advanced technology, artificial intelligence and analytics; resilient partners, communities and materials; and a powerful balance sheet.
Second Quarter Fiscal 2026 Income Statement Review
Net Revenue. In the second quarter of Fiscal 2026, revenue increased 17% to $2.0 billion on a reported basis and was up 14% in constant currency. Foreign currency favorably impacted revenue growth by approximately 250 basis points in the second quarter.

Revenue performance for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the second quarter increased 13% to $832 million on a reported basis. In retail, comparable store sales in North America increased 13%, with a 12% increase in brick and mortar stores and a 15% increase in digital commerce. North America wholesale revenue increased 13% to the prior year.
•Europe Revenue. Europe revenue in the second quarter increased 22% to $688 million on a reported basis. In constant currency, revenue increased 15%. In retail, comparable store sales in Europe increased 10%, with an 8% increase in brick and mortar stores and a 17% increase in digital commerce. Europe wholesale revenue increased 26% to prior year on a reported basis and increased 18% in constant currency.
•Asia Revenue. Asia revenue in the second quarter increased 17% to $446 million on a reported basis. In constant currency, revenue increased 16%. Comparable store sales in Asia increased 16%, with a 14% increase in our brick and mortar stores and a 36% increase in digital commerce.
Gross Profit. Gross profit for the second quarter of Fiscal 2026 was $1.4 billion and gross margin was 68.0%, 100 basis points above the prior year. Gross margin expansion was driven by AUR growth, favorable product mix, and lower cotton costs, more than offsetting pressure from tariffs and other product costs.
Operating Expenses. Operating expenses in the second quarter of Fiscal 2026 were $1.1 billion, up 15% to last year on a reported basis. On an adjusted basis, operating expenses were also $1.1 billion, up 13% to last year. Adjusted operating expense rate was 53.9%, compared to 55.5% in the prior year period.
Operating Income. Operating income for the second quarter of Fiscal 2026 was $246 million and operating margin was 12.2% on a reported basis. On an adjusted basis, operating income was $283 million and operating margin was 14.1%, 270 basis points above the prior year. Operating income for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the second quarter was $162 million and operating margin was 19.4%, up 290 basis points to last year.
•Europe Operating Income. Europe operating income in the second quarter was $202 million and operating margin was 29.4%, up 360 basis points to last year. Foreign currency benefited operating margin rate by 110 basis points in the second quarter.
•Asia Operating Income. Asia operating income in the second quarter was $111 million and operating margin was 25.0%, up 230 basis points to last year. Foreign currency negatively impacted operating margin rate by 10 basis points in the second quarter.
Net Income and EPS. Net income in the second quarter of Fiscal 2026 was $207 million, or $3.32 per diluted share on a reported basis. On an adjusted basis, net income was $237 million, or $3.79 per diluted share. This compared to net income of $148 million, or $2.31 per diluted share on a reported basis, and net income of $162 million, or $2.54 per diluted share on an adjusted basis, for the second quarter of Fiscal 2025.

In the second quarter of Fiscal 2026, the Company had an effective tax rate of approximately 15% on a reported basis and 16% on an adjusted basis, in-line with our outlook. This compared to an effective tax rate of approximately 21% on both a reported basis and adjusted basis in the prior year period. The decline was driven primarily by favorable tax benefits compared to the prior year period.
Balance Sheet and Cash Flow Review
The Company ended the second quarter of Fiscal 2026 with $1.6 billion in cash and short-term investments and $1.2 billion in total debt, compared to $1.7 billion and $1.1 billion, respectively, at the end of the second quarter of Fiscal 2025. Inventory at the end of the second quarter of Fiscal 2026 was $1.3 billion, up 12% compared to the prior year period. During the period, the Company retired $400 million of senior notes due September 2025 and completed the purchase of its store location on Newbury Street in Boston.
The Company repurchased approximately $63 million of Class A Common Stock in the second quarter for a total of $313 million this fiscal year-to-date.
Full Year Fiscal 2026 and Third Quarter Outlook
The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including inflationary pressures, tariffs and other consumer spending-related headwinds, global supply chain disruptions and foreign currency volatility, among other factors. The full year Fiscal 2026 and third quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2026, the Company now expects revenues to increase 5% to 7% on a constant currency basis. Based on current exchange rates, foreign currency is expected to benefit revenue growth by approximately 200 to 250 basis points in Fiscal 2026.
The Company now expects operating margin for Fiscal 2026 to expand approximately 60 to 80 basis points in constant currency, up from its prior outlook, driven primarily by operating expense leverage. Foreign currency is now expected to benefit gross and operating margins by approximately 30 to 50 basis points.
For the third quarter, the Company expects revenues to grow approximately mid-single digits on a constant currency basis. Foreign currency is expected to benefit revenue growth by approximately 150 to 200 basis points.
Operating margin for the third quarter is expected to expand approximately 60 to 80 basis points in constant currency. Foreign currency is expected to benefit gross and operating margins by approximately 10 and 20 basis points, respectively.
The Company's full year Fiscal 2026 tax rate is now expected to be in the range of approximately 19% to 21%. The third quarter tax rate is expected to be approximately 21% to 23%.
The Company continues to expect capital expenditures for Fiscal 2026 of approximately 4% to 5% of revenue.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, November 6, 2025, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Second Quarter 2026 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, November 6, 2025 through 6:00 P.M. Eastern, Thursday, November 13, 2025 by dialing 203-369-0184 or 866-361-4936 and entering passcode 6732.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For nearly 60 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, visit https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet citizenship and sustainability goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the potential imposition of additional tariffs, duties, or taxes, changes to existing trade agreements, and other charges or barriers to trade, including those recently announced by the U.S. and any responding retaliatory actions implemented by impacted countries, and any related impact to global stock markets, foreign currency exchange rates, and existing inflationary pressures, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to ongoing military conflicts taking place in various parts of the world, most notably the Russia-Ukraine and Israel-Hamas wars, other recent hostilities in the Middle East, including between Israel and Iran, and militant attacks on cargo vessels in the Red Sea, civil and political unrest, diplomatic tensions between the U.S. and other countries and any resulting anti-American sentiment, high interest rates, and bank failures, among other factors described herein; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), man-made or natural disasters, scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight costs resulting from port strikes, the recent Red Sea crisis, and/or disruptions to major waterways such as the Suez and Panama canals; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change, our human capital, and our supply chain, or if our stakeholders disagree with such goals; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation, exportation, and traceability and transparency of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	September 27, 2025	March 29, 2025	September 28, 2024
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,443.0	$1,922.5	$1,355.0
Short-term investments	202.5	160.5	334.7
Accounts receivable, net of allowances	524.6	459.5	517.9
Inventories	1,261.3	949.6	1,127.9
Income tax receivable	53.8	55.4	56.2
Prepaid expenses and other current assets	267.8	242.4	212.9
Total current assets	3,753.0	3,789.9	3,604.6
Property and equipment, net	1,055.4	846.4	832.1
Operating lease right-of-use assets	1,134.2	1,013.1	1,013.9
Deferred tax assets	325.8	335.4	281.1
Goodwill	911.3	888.5	900.6
Intangible assets, net	57.1	62.8	69.3
Other non-current assets	110.9	111.2	98.4
Total assets	$7,347.7	$7,047.3	$6,800.0

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$399.7	$399.3
Accounts payable	532.7	436.0	495.7
Current income tax payable	42.2	146.5	61.4
Current operating lease liabilities	237.7	225.4	240.3
Accrued expenses and other current liabilities	1,027.4	926.1	895.7
Total current liabilities	1,840.0	2,133.7	2,092.4
Long-term debt	1,237.7	742.9	742.2
Long-term finance lease liabilities	224.4	234.8	246.0
Long-term operating lease liabilities	1,151.1	1,044.7	1,020.1
Non-current liability for unrecognized tax benefits	164.9	193.3	132.7
Other non-current liabilities	147.4	109.4	124.3
Total liabilities	4,765.5	4,458.8	4,357.7
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	3,093.5	3,031.7	2,983.8
Retained earnings	7,907.4	7,590.1	7,265.4
Treasury stock, Class A, at cost	(8,172.2)	(7,734.7)	(7,582.5)
Accumulated other comprehensive loss	(247.8)	(299.9)	(225.7)
Total equity	2,582.2	2,588.5	2,442.3
Total liabilities and equity	$7,347.7	$7,047.3	$6,800.0

Net Cash & Short-term Investments(a)	$407.8	$940.4	$548.2
Cash & Short-term Investments	1,645.5	2,083.0	1,689.7

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(millions, except per share data)
Net revenues	$2,010.7	$1,726.0	$3,729.8	$3,238.2
Cost of goods sold	(644.3)	(570.3)	(1,121.1)	(1,016.7)
Gross profit	1,366.4	1,155.7	2,608.7	2,221.5
Selling, general, and administrative expenses	(1,083.4)	(958.4)	(2,032.8)	(1,808.3)
Restructuring and other charges, net	(37.3)	(18.4)	(56.6)	(25.8)
Total other operating expenses, net	(1,120.7)	(976.8)	(2,089.4)	(1,834.1)
Operating income	245.7	178.9	519.3	387.4
Interest expense	(15.9)	(11.4)	(27.4)	(22.3)
Interest income	14.6	17.9	29.4	38.0
Other income (expense), net	(1.6)	2.7	(0.5)	1.6
Income before income taxes	242.8	188.1	520.8	404.7
Income tax provision	(35.3)	(40.2)	(92.9)	(88.2)
Net income	$207.5	$147.9	$427.9	$316.5
Net income per common share:
Basic	$3.39	$2.36	$7.01	$5.03
Diluted	$3.32	$2.31	$6.85	$4.93
Weighted-average common shares outstanding:
Basic	61.1	62.6	61.0	62.9
Diluted	62.4	63.9	62.5	64.3
Dividends declared per share	$0.9125	$0.825	$1.825	$1.65

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Six Months Ended
	September 27, 2025	September 28, 2024
	(millions)
Cash flows from operating activities:
Net income	$427.9	$316.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	112.5	110.3
Deferred income tax expense (benefit)	(6.4)	19.4
Stock-based compensation expense	61.8	60.0
Bad debt expense	5.5	2.1
Other non-cash charges (benefits)	7.8	(3.7)
Changes in operating assets and liabilities:
Accounts receivable	(55.2)	(63.4)
Inventories	(281.6)	(203.6)
Prepaid expenses and other current assets	(20.5)	(40.4)
Accounts payable and accrued liabilities	156.0	225.8
Income tax receivables and payables	(117.1)	(49.3)
Operating lease right-of-use assets and liabilities, net	(5.6)	(0.5)
Other balance sheet changes	(55.8)	1.3
Net cash provided by operating activities	229.3	374.5
Cash flows from investing activities:
Capital expenditures	(281.1)	(75.1)
Purchases of investments	(364.2)	(496.5)
Proceeds from sales and maturities of investments	329.5	290.8
Other investing activities	6.0	1.0
Net cash used in investing activities	(309.8)	(279.8)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	498.2	—
Repayments of long-term debt	(400.0)	—
Payments of finance lease obligations	(11.5)	(10.8)
Payments of dividends	(106.0)	(98.9)
Repurchases of common stock, including shares surrendered for tax withholdings	(435.9)	(330.2)
Other financing activities	(4.0)	—
Net cash used in financing activities	(459.2)	(439.9)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	60.3	36.8
Net decrease in cash, cash equivalents, and restricted cash	(479.4)	(308.4)
Cash, cash equivalents, and restricted cash at beginning of period	1,929.4	1,670.6
Cash, cash equivalents, and restricted cash at end of period	$1,450.0	$1,362.2

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(millions)
Net revenues:
North America	$832.4	$739.5	$1,488.6	$1,347.7
Europe	688.3	565.9	1,242.8	1,045.0
Asia	445.6	380.2	919.6	771.1
Other non-reportable segments	44.4	40.4	78.8	74.4
Total net revenues	$2,010.7	$1,726.0	$3,729.8	$3,238.2

Operating income:
North America	$161.6	$121.9	$297.1	$241.7
Europe	202.3	145.9	348.5	266.5
Asia	111.2	86.3	256.6	193.5
Other non-reportable segments	38.3	33.5	68.9	63.1
Total segment operating income	513.4	387.6	971.1	764.8
Corporate expenses	(230.4)	(190.3)	(395.2)	(351.6)
Restructuring and other charges, net	(37.3)	(18.4)	(56.6)	(25.8)
Total operating income	$245.7	$178.9	$519.3	$387.4

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	September 27, 2025
	Three Months Ended	Six Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	15%	17%
Brick and mortar	12%	11%
Total North America	13%	12%

Europe:
Digital commerce	17%	14%
Brick and mortar	8%	9%
Total Europe	10%	10%

Asia:
Digital commerce	36%	36%
Brick and mortar	14%	15%
Total Asia	16%	17%

Total Ralph Lauren Corporation	13%	13%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	September 27, 2025	September 28, 2024	As Reported	Constant Currency
	(millions)
North America	$832.4	$739.5	12.6%	12.6%
Europe	688.3	565.9	21.6%	14.6%
Asia	445.6	380.2	17.2%	16.3%
Other non-reportable segments	44.4	40.4	10.1%	10.1%
Net revenues	$2,010.7	$1,726.0	16.5%	14.0%

	Six Months Ended		% Change
	September 27, 2025	September 28, 2024	As Reported	Constant Currency
	(millions)
North America	$1,488.6	$1,347.7	10.5%	10.5%
Europe	1,242.8	1,045.0	18.9%	12.6%
Asia	919.6	771.1	19.3%	17.6%
Other non-reportable segments	78.8	74.4	6.0%	6.0%
Net revenues	$3,729.8	$3,238.2	15.2%	12.8%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	September 27, 2025					September 28, 2024
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$523.8	$320.0	$420.7	$—	$1,264.5	$467.3	$272.9	$356.2	$—	$1,096.4
Wholesale	308.6	368.3	24.9	—	701.8	272.2	293.0	24.0	—	589.2
Licensing	—	—	—	44.4	44.4	—	—	—	40.4	40.4
Net revenues	$832.4	$688.3	$445.6	$44.4	$2,010.7	$739.5	$565.9	$380.2	$40.4	$1,726.0

	Six Months Ended
	September 27, 2025					September 28, 2024
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$984.8	$605.8	$875.1	$—	$2,465.7	$884.0	$518.0	$727.0	$—	$2,129.0
Wholesale	503.8	637.0	44.5	—	1,185.3	463.7	527.0	44.1	—	1,034.8
Licensing	—	—	—	78.8	78.8	—	—	—	74.4	74.4
Net revenues	$1,488.6	$1,242.8	$919.6	$78.8	$3,729.8	$1,347.7	$1,045.0	$771.1	$74.4	$3,238.2

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	September 27, 2025	September 28, 2024
North America
Ralph Lauren Stores	54	50
Outlet Stores	171	178
Total Directly Operated Stores	225	228
Concessions	—	1

Europe
Ralph Lauren Stores	51	44
Outlet Stores	57	60
Total Directly Operated Stores	108	104
Concessions	29	27

Asia
Ralph Lauren Stores	167	144
Outlet Stores	82	94
Total Directly Operated Stores	249	238
Concessions	638	654

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	272	238
Outlet Stores	310	332
Total Directly Operated Stores	582	570
Concessions	667	682

Global Licensed Partner Stores
Total Licensed Partner Stores	127	106

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	September 27, 2025
	Three months ended			Six Months Ended
	Reported $ Basis	Foreign Currency Impact	Constant $ Basis	Reported $ Basis	Foreign Currency Impact	Constant $ Basis
	(millions)
Net revenues by segment:
North America	$832.4	$—	$832.4	$1,488.6	$—	$1,488.6
Europe	688.3	(39.7)	648.6	1,242.8	(65.7)	1,177.1
Asia	445.6	(3.4)	442.2	919.6	(12.4)	907.2
Other non-reportable segments	44.4	—	44.4	78.8	—	78.8
Total net revenues	$2,010.7	$(43.1)	$1,967.6	$3,729.8	$(78.1)	$3,651.7

	Three months ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(millions)
Gross profit:
As reported	$1,366.4	$1,155.7	$2,608.7	$2,221.5
Foreign currency impact	(33.9)		(62.7)
As reported in constant currency	$1,332.5		$2,546.0
Gross profit margin	68.0%	67.0%	69.9%	68.6%
Gross profit margin in constant currency	67.7%		69.7%

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(millions)
Total other operating expenses, net:
As reported	$(1,120.7)	$(976.8)	$(2,089.4)	$(1,834.1)
Adjustments:
Next Generation Transformation project charges(1)	25.7	5.7	36.7	8.0
Restructuring plan charges, net(2)	9.5	9.0	15.9	12.3
Cease-use rent and occupancy expenses(3)	2.8	4.1	5.3	6.9
Club Monaco sale consideration from Regent, L.P.(4)	(0.7)	(0.4)	(1.3)	(1.4)
Total other operating expenses, net adjustments	37.3	18.4	56.6	25.8
As adjusted in reported currency	(1,083.4)	(958.4)	(2,032.8)	(1,808.3)
Foreign currency impact	16.0		31.3
As adjusted in constant currency	$(1,067.4)		$(2,001.5)
Operating expense margin	55.7%	56.6%	56.0%	56.6%
Adjusted operating expense margin in reported currency	53.9%	55.5%	54.5%	55.8%
Adjusted operating expense margin in constant currency	54.2%		54.8%

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(millions)
Operating income:
As reported	$245.7	$178.9	$519.3	$387.4
Adjustments:
Total other operating expense, net adjustments (per above)	37.3	18.4	56.6	25.8
Operating income adjustments	37.3	18.4	56.6	25.8
As adjusted in reported currency	283.0	197.3	575.9	413.2
Foreign currency impact	(17.9)		(31.4)
As adjusted in constant currency	$265.1		$544.5
Operating margin	12.2%	10.4%	13.9%	12.0%
Adjusted operating margin in reported currency	14.1%	11.4%	15.4%	12.8%
Adjusted operating margin in constant currency	13.5%		14.9%

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(millions)
Income tax provision:
As reported	$(35.3)	$(40.2)	$(92.9)	$(88.2)
Adjustments:
Tax effects of operating income adjustments(5)	(8.0)	(4.2)	(11.9)	(5.6)
Income tax provision adjustments	(8.0)	(4.2)	(11.9)	(5.6)
As adjusted	$(43.3)	$(44.4)	$(104.8)	$(93.8)
Effective tax rate	14.6%	21.4%	17.8%	21.8%
Adjusted effective tax rate	15.5%	21.5%	18.2%	21.8%

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024
	(millions)
Net income:
As reported	$207.5	$147.9	$427.9	$316.5
Adjustments:
Operating income adjustments (per above)	37.3	18.4	56.6	25.8
Income tax provision adjustments (per above)	(8.0)	(4.2)	(11.9)	(5.6)
Net income adjustments	29.3	14.2	44.7	20.2
As adjusted	$236.8	$162.1	$472.6	$336.7

	Three Months Ended		Six Months Ended
	September 27, 2025	September 28, 2024	September 27, 2025	September 28, 2024

Net income per diluted common share:
Weighted-average diluted shares outstanding (millions)	62.4	63.9	62.5	64.3
As reported	$3.32	$2.31	$6.85	$4.93
Adjustments:
Net income adjustments per diluted common share(6)	0.47	0.23	0.71	0.31
As adjusted	$3.79	$2.54	$7.56	$5.24

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(1)Next Generation Transformation project charges relate to certain costs incurred during the preliminary phase of the Company's large-scale, multi-year global project that is expected to significantly transform the way in which the Company operates its business and further enable its long-term strategic pivot towards a global direct-to-consumer-oriented model.
(2)Restructuring plan charges, net relate to the Company's restructuring activities, primarily associated with severance and benefit costs.
(3)Cease-use rent and occupancy expenses relate to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's past restructuring activities for which the related lease agreements have not yet expired.
(4)Benefits relate to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business. The Company's Club Monaco business was sold to Regent, L.P. during the first quarter of Fiscal 2022 in connection with the Company's Fiscal 2021 Strategic Realignment Plan.
(5)Represents tax-related effects of the previously described adjustments to operating income, which were calculated using the respective statutory tax rates for each applicable jurisdiction.
(6)Net income adjustments per diluted common share were calculated by dividing total net income adjustments by the weighted-average diluted shares outstanding during the period. Per share amounts have been calculated using unrounded numbers.
NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2026 and third quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com